UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2013

DIADEXUS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-26483	94-3236309
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

349 Oyster Point Boulevard, South San Francisco, California 94080

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (650) 246-6400

N/A

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Appointment of Director

On July 31, 2013, the Board of Directors (the “Board”) of diaDexus, Inc. (the “Company”) appointed Adeoye (Oye) Y. Olukotun, M.D., M.P.H., F.A.C.C., F.A.H.A., to the Board. In addition, Dr. Olukotun was appointed to serve on the compensation committee and the nominating and corporate governace committee of the Board. The Board determined that Dr. Olukotun is independent within the meaning of the listing standards of The NASDAQ Stock Market.

In connection with his appointment, Dr. Olukotun was granted an option to purchase 55,000 shares of the Company’s common stock pursuant to the Company’s 2012 Equity Incentive Award Plan. The option was granted at an exercise price of $1.19 per share, and the shares subject to the option will vest ratably in equal monthly installments over an 11-month period beginning on August 1, 2013. Dr. Olukotun will be entitled to receive the same compensation as other members of the Board pursuant to the Company’s Non-Employee Director Compensation Policy, as more fully described in the Company’s Proxy Statement for the 2013 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission on March 22, 2013, provided that Dr. Olukotun’s compensation will be prorated for the first quarter in accordance with the amount of time served on the Board during that quarter. Dr. Olukotun is also entitled to the standard indemnification arrangements that the Company has with the other Board members.

A copy of the press release announcing Dr. Olukotun’s appointment is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release entitled “diaDexus, Inc. Appoints Dr. Oye Olukotun to Board of Directors” issued by diaDexus, Inc. on August 2, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

diaDexus, Inc.

(Registrant)

Date: August 5, 2013	By:	/s/ Jean-Frédéric Viret
Jean-Frédéric Viret
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release entitled “diaDexus, Inc. Appoints Dr. Oye Olukotun to Board of Directors” issued by diaDexus, Inc. on August 2, 2013.